1 Q4 2021 Earnings Highlights SVB Financial Group Q4 2021 CEO Letter January 20, 2022 To our Stakeholders Our fourth quarter represented a strong finish to an exceptional year, with quarterly Earnings Per Share of $6.22 and Net Income of $371 million. For the full year 2021, we delivered record Earnings Per Share of $31.25, Net Income of $1.77 billion and Return on Equity of 17 percent. Q4’21 results: robust private markets and effective execution driving continued momentum Global VC and PE fundraising and investment activity remained robust in the fourth quarter, driving continued strong earnings and exceptional balance sheet growth. • Average assets grew by 12% during the quarter and nearly doubled to $166 billion in 2021. • Average client funds grew by 10% in Q4, and by 71% year over year to $329 billion. This growth reflects a near doubling of our low-cost on-balance sheet deposits. • Average loans grew by 6% in the quarter, primarily due to strong Global Fund Banking growth, and by 46% year over year to $55 billion, reflecting growth across GFB, technology, life sciences and the Private Bank. • Our continued strong balance sheet growth drove an increase in net interest income of 10% during the quarter, or 48% for the full year, despite increasing pressure on net interest margin from substantial cash balances and deployment of excess cash into securities. • Credit quality was excellent with continued solid underlying trends. Our provision of $48 million in the fourth quarter was due primarily to loan growth. • Record credit card and FX fees supported strong core fee growth of 6% quarter over quarter or 25% for the full year 2021. • SVB Leerink delivered strong quarterly revenues of $145 million, for a total of $538 million in 2021, an outstanding performance and validation of our strategy and execution. • Gains on investment securities and warrants were $155 million for the quarter due to valuation increases and sales of AFS securities, a moderation from the exceptional levels of the prior quarter. Full-year gains were $1.1 billion. • Expenses were higher in the quarter at $902 million, taking us above our full year outlook range, due to revenue outperformance as well as opportunistic recruiting and investment, especially in the investment bank. • To support our continued growth momentum and ongoing investment in our business, in the fourth quarter we issued $2.25 billion in preferred equity and senior debt. To the extent that our growth and profitability remain robust, we may continue to access the capital markets to support our ongoing momentum and long-term success.

2 Q4 2021 Earnings Highlights Strong 2022 outlook with improved loan growth guidance and potential upside from rising rates Venture Capital and Private Equity activity reached record heights in 2021, with US VCs logging $330 billion in investments and $774 billion in exits, and US PE deal value totaling $1.2 trillion with exits of $850 billion. VCs raised a record $128 billion in 2021, while PE fundraising remained robust at $301 billion. Dry powder remains at historic highs and limited partners are expected to continue increasing their private market allocations in 2022. Against this backdrop, we are starting 2022 on strong footing: our client markets remain vibrant with healthy tailwinds supporting the innovation economy, despite ongoing pandemic-related challenges, concerns over rising inflation, and public market volatility. We are reaffirming our positive preliminary 2022 outlook with some improvements. We expect continued strong balance sheet, core fee income and investment banking revenue growth. Our expectations for loan growth and net interest income have improved since our preliminary outlook due to stronger-than-expected Global Fund Banking activity and recent mid-term rate increases. We have also slightly reduced our expected range for net charge-offs as the economic recovery progresses. Our outlook excludes the potential impact of future short-term interest rate increases, from which we would expect to see significant benefits: • Our asset sensitive balance sheet would generate approximately $100 to $130 million in incremental pre-tax net interest income annually for each 25-basis point increase in short-term rates, a figure that includes our full-year balance sheet growth assumptions. • Client investment fees would increase by between $205 and $235 million on an annualized, pre- tax basis, with the first 25-basis point rate increase and by $20 to $50 million with each subsequent 25-basis point increase. Our full year 2022 expense growth rate outlook remains unchanged in the low 20% range. We expect to continue to invest in our strategic priorities of enhancing client experience, driving revenue growth, improving employee enablement and enhancing risk management. We will continue to pay for performance, and to attract and retain our most important asset – the talent of the franchise, regardless of the rate environment. If short term rates were to increase, we would expect to reinvest a portion of the revenue upside back into the business, which might cause us to reassess our expense outlook. We expect to generate substantial operating leverage in our core business with growth in revenues from net interest income, SVB Leerink and core fees outpacing expected growth in expenses by more than 2.5 times (in dollars) as implied by our FY’22 guidance. While our expectations for 2022 remain extremely positive, we are watching the private markets for signs of change in valuations and the outsized levels of liquidity we’ve seen in the past year, as public volatility could cause temporary pullbacks in VC and PE investment activity. Although we expect the markets to remain healthy, we believe our income from warrant and investment securities gains is unlikely to reach the exceptional levels we saw in 2021 and may be more volatile. At the same time, we expect that the increased earnings power of our much larger balance sheet will generate net interest income growth in 2022 that more than offsets the impact from lower market-

3 Q4 2021 Earnings Highlights driven gains and drives sustainable growth in the future. Regardless of potential market volatility, we believe digital adoption and healthcare activity, and the innovation economy overall, will continue to drive strong investment and fundraising in 2022 and over the long term. Executing on our strategy and vision We remain laser focused on strong execution, extending and diversifying our business to support our clients as they grow, and remaining the partner of choice for innovators, enterprises and investors globally. To this end, in December, we announced that SVB Leerink had acquired TMT equity research firm MoffettNathanson to help drive the technology investment banking business we launched in September. With more than 100 investment bankers hired in 2021, we now have world-class teams in Healthcare Services, HealthTech and Technology. At the same time, we’ve augmented our ability to deliver strategic support to clients as they grow with the addition of leveraged finance, private placement and structured finance, among other capabilities. We are pleased with the results we are seeing from these investments. These include SVB Leerink serving as a Financial Advisor on Dicerna’s recent $3.3 billion sale to Novo Nordisk, and as bookrunner on the firm’s first actively managed Services/Health Tech IPO with AirSculpt Technologies. We expect these investments to contribute $150 million to $200 million to SVB Leerink revenue in 2022. We continue to make meaningful progress in our Private Bank and Wealth Management integration, working to create a premier private bank and wealth management platform for our clients. In the fourth quarter, our teams originated approximately $780 million in mortgages (+11% quarter over quarter) and we continue to hire wealth advisors at a strong pace, including a new Head of Relationship Management for the Private Bank. Underlying and enabling our continued investment in business growth is our commitment to strong environmental, social and governance policies and practices. As the bank of the innovation economy, our ability to make a difference may be magnified by the outsized impacts our clients often make. Like most companies, we have expanded our ESG-related focus, metrics and disclosures the last few years, and continue to drive towards important milestones. In December, we released a significantly expanded ESG report, which details the ways in which we are investing in our business to benefit clients and support employees; expanding our commitments to build a more inclusive and diverse innovation economy and fight for an environmentally sustainable planet; upholding the principles of strong corporate governance; and accelerating our support of strong communities, including investments in affordable housing and economic development. Earlier this month, we announced our first commitment of $5 billion in loans, investments and other financing to support sustainability efforts in the next five years, as well as a goal to achieve carbon- neutral operations by 2025. We are also a founding member of the Risk Management Association’s recently announced Climate Risk Consortium, a group of 19 leading banks that will develop standards for the integration of climate risk management into bank operations.

4 Q4 2021 Earnings Highlights Summary We are pleased with our exceptional 2021 performance and excited about the opportunities ahead of us. While liquidity in the innovation markets may moderate from 2021’s historic highs, we believe demand for investment in the fastest growing segment of the global economy will remain robust and our markets and our business will thrive over the long term. We are making consistent progress in executing on our vision of increasing our clients’ probability of success through the combined power of our four core businesses, deep expertise and longstanding innovation economy relationships. With robust earnings power, a diversified business model, and a unique role in helping the world’s most dynamic companies succeed, we remain well-positioned to deliver long-term, scalable growth. Our strong financial performance speaks for itself and we remain focused on maintaining our momentum and seizing the opportunities before us. Greg Becker President and CEO

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